UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 170

Waltham, Massachusetts 02451

(Address of principal executive offices) (Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2014, two direct and wholly owned subsidiaries of ModusLink Global Solutions, Inc. (the “Company”) – ModusLink Corporation and ModusLink PTS, Inc. (collectively, the “Borrowers”) – and certain subsidiaries of the Borrowers, entered into a revolving credit and security agreement (the “Credit Agreement”), as borrowers and guarantors, with PNC Bank, National Association, as lender and as agent (the “Agent”). The following summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Credit Agreement which has a five (5) year term, includes a maximum credit commitment of $50.0 million, is available for letters of credit (with a sublimit of $5.0 million) and has a $20.0 million uncommitted accordion feature. The actual maximum credit available under the Credit Agreement varies from time to time and is determined by calculating the applicable borrowing base, which is based upon applicable percentages of the values of eligible accounts receivable and eligible inventory minus reserves determined by the Agent (including other reserves that the Agent may establish from time to time in its permitted discretion), all as specified in the Credit Agreement. Amounts borrowed under the Credit Agreement are due and payable, together with all unpaid interest, fees and other obligations, on June 30, 2019.

Generally, borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two or three months (as selected by the Borrowers) plus a margin of 2.25% per annum or (b) a base rate determined by reference to the highest of (1) the base commercial lending rate publicly announced from time to time by PNC Bank, National Association, (2) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%) per annum, or (3) the LIBOR rate (adjusted to reflect any required bank reserves) in effect on such day plus 1.00% per annum. In addition to paying interest on outstanding principal under the Credit Agreement, the Borrowers are required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.25% per annum, paid quarterly in arrears. The Borrowers are also required to pay a customary letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.

Obligations under the Credit Agreement are guaranteed by the Borrowers’ existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain limited exceptions; and the Credit Agreement is secured by security interests in substantially all the Borrowers’ assets and the assets of each subsidiary guarantor, whether owned as of the closing or thereafter acquired, including a pledge of 100.0% of the equity interests of each subsidiary guarantor that is a domestic entity (subject to certain limited exceptions) and 65.0% of the voting equity interests of any direct first tier foreign entity owned by either Borrower or by a subsidiary guarantor. The Company is not a borrower or a guarantor under the Credit Agreement.

The Credit Agreement contains certain customary negative covenants, which include limitations on mergers and acquisitions, the sale of assets, liens, guarantees, investments, loans, capital expenditures, dividends, indebtedness, changes in the nature of business, transactions with affiliates, the creation of subsidiaries, changes in fiscal year and accounting practices, changes to governing documents, compliance with certain statutes, and prepayments of certain indebtedness. The Credit Agreement also contains certain customary affirmative covenants (including periodic reporting obligations) and events of default, including upon a change of control. The Credit Agreement requires compliance with certain financial covenants providing for maintenance of specified liquidity, maintenance of a minimum fixed charge coverage ratio and/or maintenance of a maximum leverage ratio following the occurrence of certain events and/or prior to taking certain actions, all as more fully described in the Credit Agreement. The Company believes that the Credit Agreement provides greater financial flexibility to the Company and the Borrowers and may enhance their ability to consummate one or several larger and/or more attractive acquisitions and should provide our clients and/or potential clients with greater confidence in the Company’s and the Borrowers’ liquidity.

Item 8.01. Other Events.

On July 7, 2014, ModusLink Global Solutions, Inc. (the “Company”) filed a registration statement on Form S-3 covering the potential sale, from time to time, of up to $100.0 million of securities, including common stock, preferred stock, senior and subordinated debt securities, and warrants to purchase any of the other securities that can be sold pursuant to the prospectus contained in the registration statement. The Company believes that the registration statement provides quick access to capital markets when needed and greater financial flexibility to the Company and the Borrowers and may enhance their ability to consummate one or several larger and/or more attractive acquisitions and should provide our clients and/or potential clients with greater confidence in the Company’s and the Borrowers’ liquidity.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Credit Agreement by and among the Borrowers, certain subsidiaries of the Borrowers, and the Agent, dated as of June 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: July 7, 2014

	By:	/S/ JOSEPH B. SHERK
		Name:	Joseph B. Sherk
		Title:	Principal Financial and Accounting Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement by and among the Borrowers, certain subsidiaries of the Borrowers, and the Agent, dated as of June 30, 2014.

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